Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Webinar

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NUVEEN Investments

WEBINAR

Nuveen Long/Short Commodity Total Return Fund (CTF)



Please join us for a Webinar to learn more about the initial public offering of the **Nuveen Long/Short Commodity Total Return Fund (CTF)**, a new, actively managed, unleveraged fund.

WEBINAR DETAILS

WebEx Login:
CTF Webinar

Time:
10:00am CT

Live Call:
(866) 381-6294

Conference ID:
#27420125

INVESTOR MATERIALS

Preliminary Prospectus and Investor Brochure

Dates:

- Wednesday, October 3, 2012
- Wednesday, October 10, 2012
- Wednesday, October 17, 2012
- Wednesday, October 24, 2012

NOTE: Click on each date to add to your calendar.

For Advisor Use Only. Not for Public Distribution.

Important Considerations

The Nuveen Long/Short Commodity Total Return Fund ("Fund" or "CTF") is a commodity pool managed by Nuveen Commodities Asset Management, LLC ("NCAM"), a commodity pool operator and commodity trading advisor registered with the Commodity Futures Trading Commission ("CFTC") and a member of the National Futures Association ("NFA").

The Fund is not a mutual fund, a closed-end fund, or any other type of "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), and is not subject to regulation under the 1940 Act nor are investors afforded the protections thereunder. The CFTC has not passed upon the merits of participating in this pool, nor has the CFTC passed on the adequacy or accuracy of the Fund’s preliminary prospectus.The preliminary prospectus for the Fund, which may be updated from time to time pursuant to Securities and Exchange Commission (“SEC”) and CFTC requirements, is available at the Fund’s website (www.nuveen.com/ctfipo) as well as at the SEC’s website (www.sec.gov).Investing in the Fund involves significant risks. Please see “Risk Factors” on pages 22-36 of the Fund’s preliminary prospectus for more information.Because the Fund has not commenced business, its shares have no history of public trading and the Fund does not have any performance history.Shares of the Fund may trade at a discount from their net asset value, which could be significant. Fund shares are subject to investment risk, including the possible loss of the entire amount of your investment.Investments in commodities have a high degree of price variability, and are subject to rapid and substantial price changes.The Fund is not a complete investment program and is designed as a long-term investment and not as a trading vehicle.The Fund may not be able to achieve its investment objective of generating attractive total returns.The Fund’s net asset value will be reduced immediately following thisp offering by underwriting commissions and offering expenses paid by the Fund.The Fund is offering shares through a group of underwriters led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, UBS Securities LLC, and Nuveen Securities, LLC. Certain underwriters, their affiliates or employees, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, and UBS Securities LLC, have, and other underwriters participating in this offering or their affiliates may have, a minority ownership interest in Nuveen Investments, Inc., the parent company of Nuveen Securities, LLC, Nuveen Commodities Asset Management, LLC, Nuveen Asset Management, LLC and Gresham Investment Management LLC.The Fund is not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar’s only relationship to NCAM and the Fund is the licensing of certain trademarks, trade names and other intellectual property of Morningstar, Inc.The Fund has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement which accompanies this communication and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Fund, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 877-827-5920.NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEEClick here to unsubscribe from all Nuveen Investments email communications.Nuveen Investments, 333 W. Wacker Drive, Chicago, IL 60606 NOTE: Click on each date to add to your calendar.